Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 315-2800
Jonathan H. Downing
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Steve DiMattia
(646) 277-8706

For Immediate Release

UCBH HOLDINGS, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

Net Income of $25.4 Million
Company Achieves $1.2 Billion in New Loan Commitments
Loan Portfolio Grows at Annualized Rate of 52.2%
Ratio of Non-performing Assets Decreases to 17 BP
Loan Pipeline Increases to $2.3 Billion

     SAN FRANCISCO, July 21, 2005 – UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $25.4 million for the second quarter ended June 30, 2005, up 25.1%, compared with net income of $20.3 million for the quarter ended June 30, 2004. The diluted earnings per common share were $0.27 for the second quarter of 2005, compared with $0.21 for the corresponding period of 2004, adjusted for the April 12, 2005, two-for-one stock split.

     The Company generated new loan commitments totaling $1.19 billion for the quarter. Additionally, the Company increased its loan pipeline to $2.30 billion, an increase of 70.9%, from $1.35 billion at December 31, 2004 and remains well positioned to achieve 25% to 30% full year loan growth.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “During the second quarter, we continued to successfully execute our loan growth strategy and generated a record $1.2 billion in new loan commitments. A significant portion of the new loan commitments were in commercial business loans, reflective of our success in growing this line of business. Momentum in loan generation continues to be strong with a quarter-end pipeline of $2.3 billion. Most importantly, our credit quality standards remain intact as reflected in our nonperforming asset ratio of 0.17% at the end of the quarter.

     “The deposit markets were volatile and competitive in California during the second quarter. As a result of our diligent efforts in managing our deposit growth strategy in light of the flat yield curve, our net interest margin expanded slightly to 3.74%,” continued Mr. Wu. “Although deposit rates stabilized at the end of the second quarter, we anticipate that the cost of deposits will continue to increase for the rest of the year due to the repricing of Certificates of Deposit. With further Fed Funds tightenings and a continued flat yield curve projected for the remainder of 2005, we now project that the net interest margin at December 31, 2005 will be in the range of 3.60% to 3.70% and the full year earnings per share will be in the range of $1.00 to $1.05.

     “While we are facing some short-term net interest margin challenges in the current market rate environment, we remain optimistic and are very well positioned to continue to successfully execute our long-term growth plan and restructure our balance sheet,” continued Mr. Wu. “We have a strong infrastructure and balance sheet to support our future growth and expansion strategies both in the U.S. and Greater China markets. Our acquisition of Pacifica Bancorp, Inc., headquartered in Bellevue, Washington, which we announced in May demonstrates our commitment to pursuing strategic growth opportunities in different market areas,” concluded Mr. Wu.

Second quarter 2005 highlights include:

     Revenue Growth:

•	Interest income grew by $25.2 million, or 35.2%, to $96.9 million for the second quarter of 2005, compared with the corresponding quarter of 2004.

•	Net interest income grew by $9.7 million, or 19.5%, for the second quarter of 2005, compared with the corresponding quarter of 2004.

•	Noninterest income grew by $284,000, or 5.3%, for the second quarter of 2005, compared with the corresponding quarter of 2004.

•	Gains on sales of multifamily loans were $2.6 million for the second quarter of 2005, compared with no multifamily sales in the corresponding quarter of 2004.

•	During the second quarter of 2005, the net interest income was enhanced by the growth in the net interest margin. The net interest margin on a tax equivalent basis for the second quarter of 2005 increased to 3.74%, compared with 3.66% for the second quarter of 2004 and 3.72% in the first quarter of 2005. The increase reflects the increase in market interest rates and the related repricing of loans, partially offset by the increased deposit cost.

     Deposit Growth:

•	Core deposits grew by $52.4 million for the second quarter of 2005, or 8.4% annualized. Year-to-date core deposit growth was $132.3 million, or 10.9% annualized.

•	Noninterest-bearing deposits grew by $14.7 million for the second quarter of 2005, or 13.0% annualized. Year-to-date noninterest-bearing deposit growth was $37.7 million, or 17.6% annualized.

•	Total deposits grew by $62.6 million for the second quarter of 2005, or 4.67% annualized. Year-to-date total deposit growth was $209.5 million, or 8.0% annualized.

     Loan Growth:

•	Growth of loans held in portfolio was $568.9 million for the second quarter of 2005, or 52.2% annualized.

•	Total loan growth, including loans held for sale, was $550.6 million for the second quarter of 2005, or 47.4% annualized.

     New Loan Commitments:

•	New loan commitments increased by 78.9% to $1.19 billion for the second quarter of 2005, compared with new loan commitments of $664.8 million for the second quarter of 2004.

•	Second quarter 2005 new loan commitments were concentrated in commercial real estate, multifamily and commercial business loans.

     Loan Pipeline:

•	The loan pipeline increased by 5.0% during the second quarter of 2005 to $2.30 billion, compared with the loan pipeline of $2.19 billion at March 31, 2005. The loan pipeline at June 30, 2005 increased by 70.9%, compared with the loan pipeline of $1.35 billion at December 31, 2004.

     Asset Quality:

•	The nonperforming asset ratio was 0.17% for the second quarter of 2005, compared with a nonperforming asset ratio of 0.25% for the first quarter of 2005 and 0.20% at December 31, 2004.

•	Total loan charge-offs were $7,000 for the second quarter of 2005, compared with total loan charge-offs of $763,000 for the second quarter of 2004.

•	Total loan recoveries were $37,000 for the second quarter of 2005, compared with total loan recoveries of $62,000 for the second quarter of last year.

•	The provision for loan losses was $1.8 million for the second quarter of 2005, compared with $1.0 million for the corresponding quarter of 2004.

     Corporate Development:

•	UCBH Holdings, Inc. entered into a definitive agreement to acquire Pacifica Bancorp, Inc. which will allow the Bank to enter the Pacific Northwest market. The transaction is anticipated to close in the fourth quarter of 2005.

     Operating Ratios

     The annualized return on average assets (“ROA”) ratio for the quarter ended June 30, 2005 was 1.50%, and the annualized return on average equity (“ROE”) ratio for the quarter ended June 30, 2005 was 19.74%. The ROA and ROE ratios for the second quarter of 2004 were 1.39% and 18.54%, respectively. The efficiency ratio was 46.59% for the second quarter of 2005, compared with an efficiency ratio of 41.50% for the corresponding period of 2004.

     Net Income and Net Interest Income

     Net income increased by 25.1% to $25.4 million for the quarter ended June 30, 2005, compared with $20.3 million for the corresponding quarter of the prior year. The increase, which was primarily due to an increase in net interest income, and a one-time tax benefit of $3.9 million resulting from the repatriation of foreign subsidiary earnings, was partially offset by a loss on securities sales and higher operating expenses. Net interest income before the provision for loan losses for the second quarter of 2005 increased by $9.7 million, or 19.5%, to $59.6 million, compared with $49.9 million in the same period of 2004. This increase was primarily due to a $909.3 million increase in the average balance of interest-earning assets, which resulted from organic loan growth.

     The net interest margin was 3.74% for the quarter ended June 30, 2005, compared with 3.66% for the corresponding quarter of 2004. The increased net interest margin reflects the favorable impact of growing higher yielding commercial loans and noninterest-bearing deposits, partially offset by the increased cost of money market accounts and Certificates of Deposit (“CDs”) resulting from higher market interest rates. In light of the current competitive deposit market environment and the relatively flat yield curve projected for the remainder of the year, the Company projects a net interest margin in the range of 3.60% to 3.70% at December 31, 2005, despite the strong commercial loan pipeline.

     The average cost of deposits during the second quarter was 1.99%, compared with 1.32% for the second quarter ended June 30, 2004. The 0.67% increase in the average cost of deposits reflects the increase in market interest rates during the past 12 months.

     Noninterest Income

     Noninterest income increased by 5.3% to $5.7 million for the quarter ended June 30, 2005, compared with $5.4 million for the corresponding quarter of 2004. The increase primarily reflects the gains on sales of multifamily loans, a business strategy that the Company commenced in the latter part of 2004, offset by loss on sale of securities. Gains on sales of multifamily loans were $2.6 million for the second quarter of 2005. There were no multifamily loan sales in the corresponding quarter of the prior year. Gains on sales of SBA loans were $839,000 for the second quarter of 2005, compared with $1.4 million for the corresponding quarter of 2004. During the latter part of June 2005, the Bank sold a portion of the securities of its Cayman Islands subsidiary, California Canton International Bank (Cayman) Ltd., to facilitate the repatriation of previously untaxed earnings to the Company. This is discussed in detail in the Income Taxes section, below. The nonrecurring loss on the sale of these securities was $614,000, as reflected in the second quarter of 2005 results of operations. This compares with gains on sales of securities of $2.6 million in the second quarter of 2004.

     Noninterest Expense

     Noninterest expense was $30.4 million for the second quarter of 2005, an increase of 32.6% from $23.0 million of noninterest expense for the corresponding quarter of 2004. This increase was primarily a result of increased personnel costs, professional fees and contracted services, occupancy expenses and expenses incurred in conjunction with the prepayment of junior subordinated debentures. In the second quarter of 2005, personnel expense increased 29.2% to $15.1 million, from $11.7 million for the second quarter of 2004. This increase resulted from the additional staffing required to support the growth of the Bank’s commercial banking business, the expansion of the Hong Kong branch, the opening of new branches in California and New York, the opening of the Shenzhen and Taipei representative offices, and the expansion of the Bank’s infrastructure to support a larger and growing organization. Professional fees and contracted services increased by 73.8% to $2.8 million, from $1.6 million in the corresponding quarter of 2004, predominantly as a result of professional fees relating to Sarbanes-Oxley compliance costs. Occupancy expenses increased by 49.8% to $3.3 million in the second quarter of 2005, from $2.2 million in the corresponding quarter of 2004, reflecting primarily the opening of the branches in

California and New York, the offices in Greater China, the relocation of a San Francisco branch, and the expansion of the Hong Kong branch. Included in noninterest expenses for the second quarter was $1.2 million of nonrecurring expense related to the redemption of $30.0 million of high costing junior subordinated debentures.

     Deposits

     Core deposits grew by $52.4 million, or 8.4% annualized, for the quarter ended June 30, 2005 to $2.56 billion, compared with $2.43 billion at December 31, 2004. CDs increased by $77.1 million, or 5.5% annualized, during the first two quarters of 2005. Noninterest-bearing deposits increased by $37.7 million, or 17.6% annualized, during the first half of 2005, to $466.3 million. Interest-bearing deposits increased by $171.8 million, or 7.2% annualized, during the first half of 2005, to $4.96 billion. Total deposits increased to $5.43 billion at June 30, 2005, compared with $5.22 billion at December 31, 2004, an increase of $209.5 million, or 8.0% annualized. All of the deposit growth was organic. The average cost of deposits for the quarter ended June 30, 2005, increased to 1.99% from 1.55% for the quarter ended December 31, 2004, reflecting the increase in market interest rates.

     Loan Growth

     Loans held in portfolio increased by $568.9 million, or 52.2% annualized, during the second quarter was 2005, to $4.93 billion, from $4.36 billion at March 31, 2005. Loans held in portfolio were $4.05 billion at December 31, 2004. Loans held for sale of $260.5 million decreased by $18.3 million, or 26.3% annualized, during the second quarter of the year following the sale of $229.5 million of multifamily loans during the quarter. Loans held for sale were $326.0 million at December 31, 2004.

     The Bank’s continued success in commercial lending activities was demonstrated by its further penetration of the California market. Total commercial loans were $4.37 billion at June 30, 2005. This represents an increase of $503.1 million compared with the $3.86 billion of commercial loans as of March 31, 2005. The commercial loan portfolio was $3.58 billion at December 31, 2004.

     Loan Originations and Commitments

     New loan commitments of $1.19 billion for the quarter ended June 30, 2005, were comprised of $1.13 billion of commercial loans and $55.5 million of consumer loans. Commercial real estate loan originations increased 168.2% to $410.7 million in the second quarter of 2005, compared to $153.1 million in the second quarter of 2004. Multifamily loan originations were $390.5 million for the second quarter of 2005, an increase of $203.1 million, or 108.3%, from $187.4 million of multifamily loan originations in the second quarter of 2004. Commercial business loan commitments increased by $61.9 million, or 59.1%, to $166.6 million in the second quarter of 2005, compared with $104.7 million in the second quarter of 2004. Construction loan commitments increased by $47.9 million, or 40.6%, to $166.0 million in the second quarter of 2005, compared with $118.1 million in the second quarter of 2004.

     Loan Pipeline

     The loan pipeline increased by 70.9% to $2.30 billion at June 30, 2005, compared with the loan pipeline of $1.35 billion at December 31, 2004. The growth in the pipeline reflects the Bank’s continued success in its domestic branding strategy as well as its ability to further penetrate the California market and the Asia markets through its Greater China strategy.

     Credit Quality and Allowance for Loan Losses

     Total nonperforming assets as of June 30, 2005 were $12.2 million, or 0.17%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $6.8 million, or 0.11%, for the corresponding quarter of 2004. Total loan charge-offs were $7,000 for the quarter ended June 30, 2005, compared with total loan charge-offs of $763,000 for the corresponding quarter of the prior year. Total loan recoveries were $37,000 for the second quarter of 2005, compared with total loan recoveries of $62,000 in the corresponding quarter of the prior year. Annualized net loan charge-offs were 0.00% and 0.07% for the second quarter of 2005 and 2004, respectively.

     The allowance for loan losses was $58.5 million at June 30, 2005, compared with $56.5 million at December 31, 2004. The increase in the allowance for loan losses reflects the growth in the loan portfolio and the increase in commercial loans during the second quarter of 2005. The ratio of allowance for loan losses was 1.19% at June 30, 2005, compared with 1.39% at December 31, 2004. The decrease in the ratio of allowance for loan losses is primarily the result of the Company’s ongoing process of reviewing its loan portfolio and the refinement of certain loss factors based upon current economic conditions, historical loss experience and credit classifications and delinquencies.

     Borrowings

     Borrowings were $894.5 million at June 30, 2005, an increase of 119.6% from borrowings of $407.3 million at December 31, 2004. The increase in borrowings reflects the brisk growth of the Bank during 2005.

     Securities

     The securities portfolio was $1.47 billion at June 30, 2005, compared with $1.49 billion at December 31, 2004. The securities portfolio decreased to 20.8% of total assets at June 30, 2005, from 23.7% of total assets at December 31, 2004.

     Subordinated Debentures

     During the latter part of June 2005, the Company redeemed $30.0 million of junior subordinated debentures at par. The interest rate on the debt was 9.375% and the debt was scheduled to mature in 23 years. The Company recognized a $1.2 million nonrecurring expense as a result of the write-off of unamortized costs associated with the debt. The Company did not replace the redeemed subordinated debentures during the quarter. The financial impact of replacing the subordinated debentures with other funding sources will result in a $1.5 million decrease in interest expense per annum.

     Income Taxes

     The effective tax rate for the second quarter ended June 30, 2005, was 23.4%, compared with 35.3% for the corresponding period of 2004. The reduction in the tax rate is primarily the result of the Company’s declared intent to repatriate earnings from the Cayman Islands subsidiary, California Canton International Bank (Cayman) Ltd., which was acquired in conjunction with the acquisition of the Bank of Canton of California in October 2002. The Company had previously provided for the Federal income tax on such earnings. Under the Federal tax legislation enacted in 2004, the Company is allowed to repatriate previously untaxed earnings at a U.S. tax rate of 5.25%, compared with the statutory U.S. rate of 35.0%, at which the anticipated liability was initially recorded. As a result, the provision for income taxes was reduced by $3.9 million in the second quarter of 2005.

     Capital

     Stockholders’ equity increased 10.0% to $532.4 million at June 30, 2005, from $484.0 million at December 31, 2004. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.18% at June 30, 2005, compared with 8.49% at December 31, 2004.

     Second Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast tomorrow, July 22, 2005, at 8:00 a.m. Pacific time, to discuss the financial results for the Company’s second quarter of 2005, as well as its outlook for the third quarter of 2005. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, two branches in Greater New York, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, headquartered in San Francisco, provides commercial banking services to small- and medium-sized businesses, and professionals, in a variety of industries, as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.

####
(Tables Follow)

UCBH Holdings, Inc.
Consolidated Condensed Balance Sheets
(Dollars in Thousands, Except Par Value)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Cash and due from banks	$110,864	$73,864
Federal funds sold	12,500	134,500
Investment and mortgage-backed securities available for sale, at fair value	1,144,284	1,169,140
Investment and mortgage-backed securities, at cost (fair value $331,487
at June 30, 2005 and $331,969 at December 31, 2004)	321,988	325,202
Federal Home Loan Bank stock and other equity securities	74,493	56,867
Loans held for sale	260,501	326,007
Loans held in portfolio	4,931,170	4,050,741
Allowance for loan losses	(58,508)	(56,472)

Net loans held in portfolio	4,872,662	3,994,269

Accrued interest receivable	29,793	24,507
Premises and equipment, net	89,993	92,643
Goodwill	68,301	68,301
Intangible assets, net	19,477	17,576
Other assets	32,318	32,805

Total assets	$7,037,174	$6,315,681

Liabilities
Noninterest-bearing deposits	$466,296	$428,602
Interest-bearing deposits	4,959,030	4,787,260

Total deposits	5,425,326	5,215,862

Borrowings	894,531	407,262
Subordinated debentures	106,000	136,000
Accrued interest payable	7,365	6,110
Other liabilities	71,586	66,435

Total liabilities	6,504,808	5,831,669

Stockholders’ Equity
Preferred stock, $0.01 par value, authorized 10,000,000 shares, none issued and
outstanding	—	—
Common stock, $0.01 par value, authorized 180,000,000 shares at June 30, 2005 and at December 31, 2004; shares issued and outstanding 91,746,184
at June 30, 2005, and 91,131,824 at December 31, 2004	918	456
Additional paid-in capital	208,659	203,432
Accumulated other comprehensive loss	(6,423)	(6,498)
Retained earnings-substantially restricted	329,212	286,622

Total stockholders’ equity	532,366	484,012

Total liabilities and stockholders’ equity	$7,037,174	$6,315,681

UCBH Holdings, Inc.
Consolidated Condensed Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
Interest income:
Loans	$79,235	$52,547		$145,860	$105,441
Federal funds sold	361	94		999	108
Investment and mortgage-backed securities	17,277	18,993		34,036	36,401

Total interest income	96,873	71,634		180,895	141,950

Interest expense:
Deposits	26,606	15,657		48,667	30,403
Short-term borrowings	2,653	639		2,969	1,245
Subordinated debentures	2,433	1,957		4,747	3,910
Long-term borrowings	5,535	3,466		9,500	6,937

Total interest expense	37,227	21,719		65,883	42,495

Net interest income	59,646	49,915		115,012	99,455
Provision for loan losses	1,775	1,009		2,965	3,183

Net interest income after provision for loan losses	57,871	48,906		112,047	96,272

Noninterest income:
Commercial banking and other fees	2,768	2,156		5,116	4,025
Service charges on deposits	851	715		1,515	1,331
Gain (loss) on sale of securities, net	(614)	2,632		(5)	6,493
Gain on sale of loans and loan participations, net	3,522	1,370		8,358	1,881
Equity loss in other equity investments	(859)	(1,489)		(1,270)	(1,489)

Total noninterest income	5,668	5,384		13,714	12,241

Noninterest expense:
Personnel	15,109	11,696		29,849	24,611
Occupancy	3,262	2,178		5,908	3,724
Data processing	1,762	1,400		3,386	2,694
Furniture and equipment	1,567	1,619		3,096	2,869
Professional fees and contracted services	2,782	1,601		5,291	3,124
Deposit insurance	189	197		377	402
Communication	238	319		495	615
Core deposit intangible amortization	258	482		542	715
Loss on extinguishment of debt	1,196	—		1,196	—
Miscellaneous expense	4,065	3,460		7,501	7,012

Total noninterest expense	30,428	22,952		57,641	45,766

Income before taxes	33,111	31,338		68,120	62,747
Income tax expense	7,747	11,070		20,950	22,660

Net income	$25,364	$20,268		$47,170	$40,087

Average common and common equivalent shares outstanding:
Basic	91,624,156	90,354,498	(1)	91,427,204	90,275,750	(1)
Diluted	95,468,287	94,954,226	(1)	95,629,538	94,959,140	(1)
Earnings Per Share:
Basic	$0.28	$0.22	(1)	$0.52	$0.44	(1)
Diluted	$0.27	$0.21	(1)	$0.49	$0.42	(1)

(1) Adjusted for two-for-one stock split distributed on April 12, 2005.

UCBH Holdings, Inc.
Supplemental Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Profitability measures:
ROA	1.50%	1.39%	1.44%	1.40%
ROE	19.74%	18.54%	18.75%	18.56%
Noninterest expense / average assets	1.80%	1.57%	1.76%	1.60%
Efficiency ratio	46.59%	41.50%	44.78%	40.97%
Net interest spread(1)	3.43%	3.46%	3.44%	3.53%
Net interest margin(1)	3.74%	3.66%	3.73%	3.72%
Diluted earnings per share	$0.27	$0.21 (2)	$0.49	$0.42 (2)
Average cost of deposits during the period	1.99%	1.32%	1.84%	1.31%
New loan commitments:
Commercial:
Secured by real estate-nonresidential	$410,688	$153,114	$623,670	$295,950
Secured by real estate-multifamily	390,520	187,434	643,538	342,447
Construction	166,013	118,080	308,945	175,025
Commercial business	166,602	104,694	306,026	206,706

	1,133,823	563,322	1,882,179	1,020,128

Consumer:
Residential mortgage (one to four family)	43,051	89,120	88,400	126,866
Other	12,449	12,361	20,348	21,256

	55,500	101,481	108,748	148,122

Total new loan commitments(3)	$1,189,323	$664,803	$1,990,927	$1,168,250

(1) Calculated on a tax equivalent basis.

(2) Adjusted for two-for-one stock split distributed on April 12, 2005.

(3) Total new loan commitments include commitments on loans held for sale.

UCBH Holdings, Inc.
Average Balances
(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest-earning assets:
Loans:
Commercial:
Secured by real estate-nonresidential	$2,235,419	$1,710,252	$2,120,377	$1,701,246
Secured by real estate-multifamily	1,245,629	1,202,124	1,228,086	1,200,558
Construction	348,324	278,929	324,205	290,032
Commercial business	570,972	369,683	534,764	345,264

Total commercial	4,400,344	3,560,988	4,207,432	3,537,100

Consumer:
Residential mortgage (one to four family)	466,257	329,411	458,809	305,450
Other	51,899	46,925	50,973	46,834

Total consumer	518,156	376,336	509,782	352,284

Total loans (1)	4,918,500	3,937,324	4,717,214	3,889,384
Taxable investment securities	1,323,832	1,460,605	1,309,936	1,402,472
Non-taxable investment securities	221,942	191,715	218,789	188,530
Other	33,063	10,083	60,411	6,730

Total interest-earning assets	6,497,337	5,599,727	6,306,350	5,487,116
Noninterest-earning assets	246,733	235,044	239,533	229,913

Total Assets	$6,744,070	$5,834,771	$6,545,883	$5,717,029

Interest-bearing liabilities:
Deposits:
NOW, checking & money market	$1,042,570	$776,133	$1,011,073	$757,995
Savings	837,437	893,359	893,533	883,849
Time deposits	3,036,827	2,700,993	2,954,066	2,643,371

Total deposits	4,916,834	4,370,485	4,858,672	4,285,215
Borrowings	668,773	462,066	544,725	459,955
Subordinated debenture	135,701	136,000	135,850	136,000

Total interest-bearing liabilities	5,721,308	4,968,551	5,539,247	4,881,170
Noninterest-bearing liabilities:
Deposits	427,181	365,576	422,911	351,358
Other	81,535	63,356	80,546	52,506
Stockholders’ equity	514,046	437,288	503,179	431,995

Total liabilities & stockholders’ equity	$6,744,070	$5,834,771	$6,545,883	$5,717,029

Deposits:
Noninterest-bearing checking	$427,181	$365,576	$422,911	$351,358
Interest-bearing NOW, checking & money market	1,042,570	776,133	1,011,073	757,995
Savings	837,437	893,359	893,533	883,849
Time deposits	3,036,827	2,700,993	2,954,066	2,643,371

Total deposits	$5,344,015	$4,736,061	$5,281,583	$4,636,573

(1)	Total loans include loans held for sale.

UCBH Holdings, Inc.
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Selected loan data:
Loans held in portfolio:
Commercial:
Secured by real estate-nonresidential	$2,332,530	$1,951,020
Secured by real estate-multifamily	1,032,225	865,483
Construction	361,927	291,080
Commercial business	638,619	468,220

Total commercial	4,365,301	3,575,803

Consumer:
Residential mortgage (one to four family)	520,016	434,323
Other	51,976	47,926

Total consumer	571,992	482,249

Gross loans	4,937,293	4,058,052
Net deferred loan fees	(6,123)	(7,311)

Total loans held in portfolio	$4,931,170	$4,050,741

Loans held for sale:
Commercial:
Secured by real estate-nonresidential	$35,968	$26,882
Secured by real estate-multifamily	220,176	295,253
Commercial business	2,291	3,337

Total commercial	258,435	325,472

Consumer:
Residential mortgage (one to four family)	325	—

Gross loans	258,760	325,472
Net deferred loan fees	1,741	535

Total loans held for sale	$260,501	$326,007

Nonperforming loans	$12,209	$12,574
OREO	$—	$—
Loan delinquency ratio	0.43%	0.90%
Nonperforming assets to total assets	0.17%	0.20%
Nonperforming loans to loans held in portfolio	0.25%	0.31%
Allowance for loan losses to nonperforming loans	479.22%	449.12%
Allowance for loan losses to loans held in portfolio	1.19%	1.39%
Total loan-to-deposit ratio	95.69%	83.91%

Selected deposit data:
Demand deposits and NOW accounts	$1,602,365	$1,427,366
Savings account	957,844	1,000,489
Time deposits	2,865,117	2,788,007

Total deposits	$5,425,326	$5,215,862

Cost of deposits at quarter end	2.06%	1.59%

Selected equity data:
Total shareholders’ equity	$532,366	$484,012
Tier 1 risk-based capital ratio (Bank)	10.12%	11.42%
Total risk-based capital ratio (Bank)	11.29%	12.67%
Tier 1 leverage ratio (Bank)	8.18%	8.49%
Book value per share	$5.80	$5.31 (1)

(1)	Adjusted for two-for-one stock split distributed on April 12, 2005.